Exhibit 99.1

Mohegan Tribal Gaming Authority

Announces Extension and Amendment of Consent Solicitation

UNCASVILLE, CONN., Sept. 26, 2003 — The Mohegan Tribal Gaming Authority (the “Authority”) announced that it has extended and amended its pending solicitation of consents (the “Consent Solicitation”) from holders of its outstanding $200,000,000 principal amount of 8-1/8% Senior Notes due 2006, $150,000,000 principal amount of 8-3/8% Senior Subordinated Notes due 2011 and $250,000,000 principal amount of 8% Senior Subordinated Notes due 2012 (collectively, the “Notes”) to amend the indentures for the Notes.

The expiration date for the Consent Solicitation has been extended from 5:00 p.m., New York City time, on Thursday, September 25, 2003, to 5:00 p.m., New York City time, on Tuesday, September 30, 2003.

In addition, the scope of the proposed indenture amendments that were originally included in the Consent Solicitation has been reduced for a second time. As a result of these reductions in the scope of the proposed indenture amendments, the indentures governing the Notes will continue to be more restrictive in certain material respects that the corresponding provisions of the indenture for the 6-3/8% Senior Subordinated Notes due 2009, which were issued in July 2003.

The fee to be paid for each consent properly delivered and not revoked prior to the expiration of the Consent Solicitation is $5.00 in cash for each $1,000 principal amount of Notes.

The terms and conditions of the Consent Solicitation are described in the Consent Solicitation Statement dated September 11, 2003, as amended by the First Amendment and Supplement to Consent Solicitation Statement dated September 23, 2003, and by the Second Amendment and Supplement dated September 25, 2003, which is being sent to holders of the Notes. Except for the extension of the expiration date and the amendments described in the First and Second Amendments and Supplements, all terms and conditions of the Consent Solicitation remain unchanged and in full force and effect.

All Holders who have previously delivered Consents do not need to redeliver such Consents or take any other action in response to this Amendment and Supplement to the Consent Solicitation Statement.

The Authority has engaged Banc of America Securities LLC and Citigroup Global Markets Inc. to act as solicitation agents in connection with the Consent Solicitation. Questions regarding the Consent Solicitation should be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect) or Citigroup Global Markets Inc., Liability Management at (800) 558-3745 (US toll-free) and (212) 723-6106 (collect). Requests for documentation may be directed to the Solicitation Agents or Global Bondholders Services Corporation, the information agent for the Offer, at

(866) 470-4200 (US toll-free) and (212) 430-3774 (collect).

This announcement is not a solicitation of consents with respect to any securities. The Consent Solicitation is being made solely by the Consent Solicitation Statement dated September 11, 2003, as amended.

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting http://www.mohegansun.com.

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will”, “anticipate,” “estimate,” “except” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended on Form 10-K/A, as well as the Authority’s other reports and filings with the SEC. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.